Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 28, 2023, relating to the financial statements of Catheter Precision, Inc., as of and for the years ended December 31, 2022, and 2021, which financial statements were included as Exhibit 99.1 to Ra Medical Systems, Inc.’s Form 8-K filed March 28, 2023, which is incorporated by reference to this Form S-3, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

March 28, 2023